S-1 Form Appendix

Lemont Inc

The Situation for Unaudited the Financial Statement are Reported to U.S Securities & Exchange Commissions

Corporation name: Lemont Inc

CIK: 0001617216

1. The Corporation will amend the end date of its fiscal year. The new end date of its fiscal year will be September 30.

2. The Corporation started to run its business since October 6, 2014, and started to trading foreign exchange since November 11, 2014.

3. As of September 30, 2014, the Corporation didn't run any business, so the Corporation didn't have any financial statement which could be audited.

4. Within the statement, the Corporation can provide its financial statement which the period was from October 6, 2014 to December 31, 2014, it was deeming as a quarter's financial statement. The Quarter's financial statement doesn't need to be audited.

5. As September 30, 2015, after the first fiscal of the Corporation will end, the Corporation will audit its first fiscal year's financial statement, and the period of its first fiscal year's financial statement will cover the period since starting to run its business to the end of its first fiscal year.

6. If the Corporation audits its financial statement as of December 31, 2014, the auditing fee will use more than 50% assets (excluding receivable) of the Corporation. The Corporation can't afford the auditing fee.

Wanjun Xie

Wanjun Xie
President
Lemont Inc
Date: 12/31/2014